Jet Exclusive Aviation LLC
622 East 20th  Suite 5B New York, NY  10009
7 Rue de Marche 1204 Geneva Switzerland
Telephone : USA NJ 201-941-9122  Geneva  Tel : 0041 22 575  2129
info@jetexclusiveaviation.com   Fax 1.888.317.7839

                                                     ®
September 23, 2009
ref.09223009-02

Strictly Private and Confidential

Sara Shipman-Myers
Gulf Coast Energy Distribution, LLC
1218 Sylacauga, Fayetteville Hwy.
Sylacauga, AL 35151

Dear Ms. Shipman-Myers

This letter (the “Engagement Letter”) confirms the terms and conditions under which Gulf Coast Energy Distribution, LLC (“GCED”), is engaged by Jet Exclusive Aviation, LLC. (“JEA”) defined herein as the partners.

WHEREAS, JEA is a Delaware corporation, authorized to conduct business in the state of New York, for the distribution of petroleum-based products for the purpose of engaging in all activities and transactions that are necessary in furtherance of that purpose.

WHEREAS, JEA wishes, on a non-exclusive basis, to capitalize on the contacts, expertise and reputation of GCED, and to utilize GCED's expertise and resources (“Resources”) in purchasing commercial aviation grade jet fuel from the Company;

JEA purpose in the AGREEMENT is to arrange for the purchase, of five million barrels of aviation kerosene (“jet fuel”) needed for re-sale by JEA to possible buyers or another potential buyer that would be beneficial to JEA.
WHEREAS, GCED will be the Partners TITLE AGENT, and will comply with all authorization, approval or license or other action by, and notice to or filing with, any governmental authority or regulatory body or any other third party that is required for the due execution, delivery and performance by GCED of this Agreement or for the consummation of the transactions contemplated hereby will be satisfied by GCED , and GCED has no restriction in doing business in the country of United States of America.

 ;
WHEREAS, The Company(JEA)will be the Partners PROCUREMENT, MANGEMENT AGENT, to procure and by providing the financial structure that shall perform the acquisition of the PRODUCT and facilitate the title transfer of the product to possible buyers or any other buyers that are clients of JEA.

1. Duration and Termination.  This Agreement shall become effective on the date hereof and shall remain in force until all jet fuel invoiced by JEA to JEA’s customer has been delivered. The invoice amount is five (5) million barrels of jet fuel, or until terminated sooner by the parties as provided herein. The amount of jet fuel to be transacted under this Agreement is limited to and not to exceed five (5) million barrels. Either JEA or GCED may terminate this Agreement at any time and for any reason, and after payment of any fees owing, upon thirty (30) days prior written notice; provided, however, that the Agreement shall terminate automatically upon the occurrence of any of the following events:.

(a) GCED engages in any kind of brokerage services or effects transactions in securities or matters governed by applicable securities laws.

(c) GCED offers any investment advice or recommendation to any of the Investors in contravention of applicable law.

(d) GCED receives or handles any securities or funds to be used in connection with the investment of the Investors in the Company or in any other type or types of securities investments.

(e) GCED, at or prior to the Initial Meeting, between the Prospects and the Company, or at any time thereafter, extols or specifically recommends investing in the Company, makes evaluations of the prospective worth to such Prospect of investing in the Company, or participates in any way in, or attempts to influence, any negotiations between the Company and Prospects regarding the Prospect's purchase agreement with the Company.

(f) GCED violates any federal securities laws applicable to GCED or JEA.

2. Representations of GCED.  GCED hereby represents to Company that it has reviewed a statement of the statutory and regulatory provisions concerning brokerage and investment advisory activities of the Securities Exchange Act of 1934 and the Investment Advisors Act of 1940, respectively, including the requirement to register prior to participating in any such activities and the anti-fraud provisions, and that he has read and understood such provisions, and that he is not required to register as a broker-dealer or investment adviser there under. GCED further represents that GCED has not previously been engaged in any offering of securities and does not intend to participate in any other offerings.  Notwithstanding the foregoing, if GCED becomes a registered broker under applicable securities laws, the parties shall negotiate in good faith a new agreement which shall replace this Agreement in all respects.

3. Compensation.  GCED will be entitled to a single consultant’s fee (the “Fee”) calculated and determined as follows:

A. GCED will be entitled to a Fee equal to seventy-five over 100 cents ($0.75) United States Dollar being the currency for settlement for every barrel of jet fuel delivered under this Agreement. The fee is limited to and will not exceed the delivery of five (5) million barrels.

1. All funds received from the re-sale of the Product shall be deposited into a bank account controlled solely by JEA and with the beneficiaries being the Parties to Partners all profits to the Partners shall come from this account. All monies distributed from this account will be at the discretion of JEA and negotiated in a separate agreement with the beneficiaries.

(i). The fee will be due in cash at closing of each transaction. Closing will be defined when Customer settles all invoices in cash remittance to the JEA and received by JEA.
(ii). The Fee paid to “GCED” shall be the total consulting fee payable by the “JEA” for all services performed under this agreement and any transaction completed by “GCED”.
(iii). If “GCED” collaborates with partners, colleagues or other consultants, any remuneration payable to any such parties shall be the sole obligation of ”GCED”, and shall create no obligations on the part of the “JEA”.

4. Indemnification.  GW shall indemnify and hold harmless the Company, from and against any and all claims, losses, costs, expenses (including reasonable attorneys’ fees and court costs), damages, actions or causes of action arising from, on account of or in connection with the performance by GW of its duties and obligations hereunder as the same are awarded to or incurred by the prevailing party in any dispute.

5. Nonexclusive Agreement.  The Company and its representatives, as well as any other finder with which the Company may enter into a Finder’s Agreement, which Agreement may or may not be similar to this one, are entitled to approach Prospects directly. GW shall not be entitled to any fees resulting from transactions in the arising out of such direct contacts. Any subsequent purchase by Prospects initially introduced by GW, however, shall be subject to this Agreement. This agreement in no way shall be constructed as being an agreement of partnership and none of “The Parties” shall have any claim against any separate dealing, venture or assets of any other party or shall any party be liable for any other.

6. Miscellaneous Provisions.

(a) Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, return receipt requested, or hand delivered to the other party at such address as such other party may designate for the receipt of such notice.  Notice shall be considered received upon hand delivery or three business days after mailing in accordance with this Section 8(a).

(b) Entire Agreement.  This Agreement contains the entire agreement between the parties hereto concerning the transaction contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof.  No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

(c) Amendments Hereof.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by Company and the MMA, and no amendment of this Agreement shall be effective until approved by both parties; provided, however, that this Agreement shall automatically terminate as provided in Section 3 hereof.

(d) Severability.  If any provision of this Agreement is determined to be invalid by any court of final jurisdiction, then it shall be omitted and the remainder of the Agreement shall continue to be binding and enforceable. In addition, the Court is hereby authorized to enforce any provision of the Agreement that the Court otherwise deems unenforceable, to whatever lesser extent the Court deems reasonable and appropriate, rather than invalidating the entire provision.

(e) Headings.  The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the size, extent or intent of this Agreement or any provision hereof.

(f) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

Governing Law; Jurisdiction; Waiver of Jury Trial.

JEA and “GCED” hereby irrevocably (i) submit to the jurisdiction of the Court of Chancery in Delaware State sitting in Dover, Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such Delaware court and (iii) waive, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding. The “JEA” and “GCED” consent to the service of any and all process in any such action by the mailing of copies of such process to:
in the case of the  JEA:
615 South DuPont Highway
Dover, Delaware 19901
care of National Corporate Researchers LLP

Nothing herein shall affect a party’s right to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against the other parties, or their respective property, in the courts of other jurisdictions.

7.    Non-Circumvention

GCED acknowledge that the JEA shall seek to enter into agreements with third parties (clients, employees, financial institutions, suppliers, distributors, and manufactures) in furtherance of this Agreement.
GCED agree that once JEA has initiated contact with such third party, that GCED shall not in any way seek to circumvent JEA or seek to derive profit from or to establish a relationship with any such third party outside this Agreement. It is agreed that any and all income derived from third parties introduced to GCED by the JEA and or developed by JEA shall be subject to this Agreement. It is further agreed that this paragraph shall survive the termination of this Agreement.

THE “JEA” AND “GCED” HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT LETTER OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THE TERMS OF THIS FINDER FEE AGREEMENT.   THERE CAN BE NO ASSURANCE THAT THE CONDITIONS DESCRIBED ABOVE TO GCED, IN REFERENCE TO JEA PROVIDING ANY PETROLEUM PRODUCTS WILL BE SATISFIED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GULF COAST ENERGY DISTRIBUTION, LLC. (GCED):

By: /s/ Sara Shipman-Myers

Name: Sara Shipman-Myers Its: Trade Desk Director

JET EXCLUSIVE AVIATION, LLC (JEA):

By: /s/ Michael Davis

Name: Michael Davis Its: Chief Executive Officer